EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc.  ·  3505 W. Sam Houston Parkway N., Suite 400  ·  Houston, TX 77043  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release			16-001

Date: February 10, 2016	Contact:	Erik Staffeldt
Vice President - Finance & Accounting

Helix Announces Amendment to Credit Facility
HOUSTON, TX - Helix Energy Solutions Group, Inc. (NYSE: HLX) announced today that it has amended its credit agreement to provide the Company with increased financial flexibility through the third quarter of 2017. The Amendment includes the following items:

•	Increasing the trailing four quarter maximum leverage ratio to 5.5x for the quarter ending March 31, 2016 then decreasing gradually over successive quarters to 3.5x by December 31, 2017.

•	Decreasing the trailing four quarter minimum interest coverage ratio to 2.5x for the quarter ending March 31, 2016 then increasing to 3.0x by June 30, 2017.

•	Reduction of the credit facility revolver commitment from $600 million to $400 million, which will save the Company $1 million annually in commitment fees.

•	Adding a cash requirement covenant of $50 million if our leverage ratio exceeds 3.5x, $100 million if it exceeds 4.0x and $150 million if it exceeds 4.5x.
Anthony Tripodo, Executive Vice President and Chief Financial Officer of Helix, stated, "We are pleased to announce the Amendment of our Credit Facility. Although the Company ended 2015 with nearly $750 million of total liquidity, we believe it is prudent to obtain longer term flexibility with our credit facility given the persistent weak industry environment as well as our remaining capital commitments. We are very appreciative of the support from our lending group."
About Helix
Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. For more information about Helix, please visit our website at www.HelixESG.com.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding our strategy; any statements regarding future utilization; any projections of financial items; future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statement concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors including but not limited to the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission ("SEC"), including the Company's most recently filed Annual Report on Form 10-K and in the Company’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.
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